EXHIBIT 99.1

Gulf Resources, Inc. Helen Xu Email: beishengrong@vip.163.com Website: https://www.gulfresourcesinc.cn
CCG Investor Relations

Ms. Linda Salo, Account Manager
Phone: +1-646-922-0894
E-mail: linda.salo@ccgir.com

Mr. Crocker Coulson, President
Phone: +1-646-213-1915
E-mail: crocker.coulson@ccgir.com

Website: http://www.ccgirasia.com/

Gulf Resources Reports First Quarter 2011 Financial Results

New York & Shandong Province, May 16, 2011 - Gulf Resources, Inc. (NASDAQ: GFRE) (“Gulf Resources” or the “Company”), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced its financial results for the three months ended March 31, 2011.

First Quarter Highlights

•	Revenue was $45.4 million, a year-over-year increase of 52.8%
•	Gross profit was $24.8 million, a year-over-year increase of 84.2%
•	Gross margin increased to 54.6% from 45.3% for the first quarter of 2010
•	Income from operations was $20.2 million, a year-over-year increase of 83.1%
•	Operating margin was 44.6% compared to 37.2% for the first quarter of 2010
•	Net income was $14.4 million, or $0.41 and $0.40 per basic and diluted share, respectively, an increase of 79.7% from $8.0 million, or $0.23 per basic and diluted share a year ago
•	Cash totaled $87.9 million as of March 31, 2011

First Quarter 2011 Results

“Despite the usual challenging weather conditions in the first quarter, we are pleased to report a strong start to 2011 both in terms of top line growth and profitability, driven by the increase in bromine prices. For the three months ended March 31, 2011, our average selling price for bromine was approximately $4,596 per tonne compared with approximately $2,470 per tonne in the corresponding quarter last year. However, the remarkable increase in price was slightly offset by a decrease in production volume due to more frequent maintenance of our bromine production facilities due to stricter environmental and safety requirements from the government on production  and a slight reduction in purchase orders due to high prices. Despite commanding a higher price per tonne compared to last year, crude salt sales volume increased year over year, thereby supporting our performance in the quarter,” said Xiaobin Liu, Chief Executive Officer of Gulf Resources. “Our chemical business also experienced moderate growth in the first quarter of 2011, mainly from environmentally friendly oil and gas exploration chemicals and agricultural intermediaries.”

Gulf Resources’ revenue was $45.4 million for the first quarter of 2011, an increase of 52.8% from $29.7 million for the first quarter of 2010. The increase in net revenue was primarily attributable to the strong performance of the Company’s bromine and crude salt segments.

Revenue from the bromine segment was $30.1 million, or 66.4% of total revenue, an increase of 76.7% from $17.1 million in the corresponding period last year. The increase in revenue from the Company’s bromine segment was mainly due to an increase in the average selling price of bromine.

Revenue from the crude salt segment was $5.0 million, or 11.1% of total revenue, an increase of 77.6% from $2.8 million in the corresponding period last year. The increase in revenue from the Company’s crude salt segment was mainly due to an increase in the average selling price and sales volume of crude salt.

Revenue from the chemical products segment was $10.2 million, or 22.5% of total revenue, for the first quarter of 2011, an increase of 4.1% from $9.8 million in the corresponding period last year. The increase in revenue from the Company’s chemical product segment was mainly due to solid demand for environmentally friendly oil and gas exploration chemicals and agricultural intermediaries.

Gross profit for the first quarter of 2011 was $24.8 million, an increase of 84.2% from $13.5 million for the first quarter of 2010 and gross profit margin for the three months ended March 31, 2011 was 54.6%, compared to 45.3% for the corresponding three-month period last year. The improved gross profit margin was due to a rise of margin percentage in our bromine and crude salt segments.

Sales, marketing and other operating expenses for the first quarter of 2011 were $24,012 compared with $20,698 for the corresponding quarter last year. The increase was mainly due to increased commissions.

General and administrative expenses for the first quarter of 2011 were $4.3 million, compared to $2.3 million for the first quarter of 2010. The increase was mainly due to $3.1 million in non-cash expenses related to employee stock options and warrant expenses related to professional services fees.

Research and development expenses were $180,337 for the first quarter of 2011 compared with $125,202 for the corresponding period last year. The increase was mainly due to research activities related to the Company’s new waste water treatment chemical additives. The research and development expense incurred for the new production line constructed by third parties and the consumption of bromine produced by SCHC during the three-month period ended March 31, 2011 were $21,553 and $30,068 respectively.

As a result, income from operations for the first quarter of 2011 was $20.2 million, an increase of 83.1% compared to $11.1 million for the corresponding quarter of 2010. Operating margin was 44.6% for the first quarter of 2011, compared to 37.2% for the first quarter of 2010.

For the first quarter of 2011, the Company incurred other income of $56,613 compared to $75,585 for the corresponding quarter last year mainly due to the charge of capital lease interest expenses.

Income taxes were $5.9 million for the first quarter of 2011, an increase of 89.0% from $3.1 million for the first quarter of 2010. The Company’s effective income tax rate was 29.2% compared to 28.2% in the year ago period.

Net income was $14.4 million for the first quarter of 2011, an increase of 79.7% from $8.0 million for the first quarter of 2010. Basic and diluted earnings per share in the first quarter of 2011 were $0.41 and 0.40, respectively, compared to $0.23 per fully diluted share in the first quarter of 2010. Weighted average number of diluted shares for the three months ended March 31, 2011 was 35,590,982 compared with 34,762,991 for the three months ended March 31, 2010.

Financial Condition

As of March 31, 2011, Gulf Resources had cash of $87.9 million, current liabilities of $19.3 million, and shareholders’ equity of $212.2 million. As of March 31, 2011, the Company had working capital of $98.3 million and a current ratio of 6.1. For the three months ended March 31, 2011, the Company generated $21.7 million in cash flow from operations, primarily attributable to net income, and used $3.1 million in investing activities to reconstruct and renovate the bromine production facilities and channels acquired under capital lease in the first quarter of 2011. These projects were financed by opening cash balances as of December 31, 2010 and cash generated from operations during the first quarter of 2011.

Subsequent Events

•
In early April 2011, the Company started regular operations at its new production line of wastewater treatment additives after completing pilot testing in the first quarter. The Company expects positive cash flow from operations in the second quarter of 2011.

•
In March 2011, the Company announced financial guidance for fiscal year 2011.  The Company expects revenue to range from $195 million to $198 million and net income to range from $64 million and $66 million for the fiscal year 2011. This represents growth in revenue of between 23.2% and 25.1% and growth in net income of between 24.8% and 28.7% compared to the previous year. This guidance does not take into account any impact from potential acquisitions.

•
In April and May 2011, the Company provided supporting documents disputing allegations related to the reliability of its filings with the SEC alleged by Glaucus Research Group and distributed on Seeking Alpha on April 26, 2011.

Business Outlook

Moving forward in 2011, the Company is focused on maximizing sales in light of the higher bromine prices, while gradually ramping up additional bromine and crude salt production capacity. With the added capacity from the wastewater treatment chemical additive production line, the Company also expects a higher contribution to growth from its chemical product segment.

“Carefully monitoring utilization in order to manage the proper operation of our production assets is our primary focus these upcoming quarters, as high prices may impact customer orders. We still target an overall utilization rate of 65-75% for 2011, although we expect some quarter to quarter fluctuation as production tends to be higher in the second and third quarter compared to the winter months due to the pick-up of manufacturing activity after Chinese New Year,” said Mr. Liu. “In terms of bromine prices, we expect prices to remain around current levels  for the remainder of the year as we consider that the market may need some time to adjust to the significant price increases in the second half of last year. However, we believe that ongoing demand supply imbalances in the region should effectively prevent any price decreases for bromine,

The Company reaffirms guidance of revenue between $195 million and $198 million and net income between $64 million and $66 million for 2011 as issued on March 28, 2011.

Conference Call

Gulf Resources’ management will host a conference call at 7:00 a.m. EDT on Tuesday, May 17, 2011 to discuss its financial results for the first quarter 2011. To participate in this live conference call, please dial +1 (877) 275 - 8968 five to ten minutes prior to the scheduled conference call time. International callers should call +1 (706) 643 - 1666. The conference participant pass code is 65455674.

A replay of the conference call will be available for 14 days starting from 9:00 a.m. EDT on Tuesday, May 17, 2011. To access the replay, call +1 (800) 642-1687. International callers should call +1 (706) 645-9291. The pass code is 65455674.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.gulfresourcesinc.cn/events.html. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a 90-day replay will be available shortly after the call by accessing the same link.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited (“SCHC”) and Shouguang Yuxin Chemical Industry Co., Limited (“SYCI”). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil & gas field explorations and as papermaking chemical agents. For more information, visit www.gulfresourcesinc.cn.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

- Financial tables to follow-

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Expressed in U.S. dollars)
(UNAUDITED)

	March 31, 2011	December 31, 2010
Current Assets
Cash	$87,945,165	$68,494,480
Accounts receivable	27,532,548	21,542,229
Inventories	1,804,809	2,679,899
Prepayment and deposit	158,874	939,940
Prepaid land leases	42,207	42,761
Deferred tax asset	92,777	99,694
Total Current Assets	117,576,380	93,799,003
Property, plant and equipment, net	112,996,432	112,178,999
Property, plant and equipment under capital leases, net	3,860,986	-
Prepaid land leases, net of current portion	746,382	743,022
Total Assets	$235,180,180	$206,721,024

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued expenses	$8,992,281	$6,419,735
Retention payable	457,560	453,000
Capital lease obligation, current portion	202,510	-
Taxes payable	9,617,640	7,163,095
Total Current Liabilities	19,269,991	14,035,830
Non-Current Liabilities
Capital lease obligation, net of current portion	3,700,361	-
Total Liabilities	$22,970,352	$14,035,830

Stockholders’ Equity
PREFERRED STOCK ; $0.001 par value; 1,000,000 shares authorized none outstanding	$-	$-
COMMON STOCK; $0.0005 par value; 100,000,000 shares authorized; 34,735,912 and 34,735,912 shares issued and outstanding as of March 31, 2011 and December 31, 2010, respectively	17,368	17,368
Additional paid-in capital	69,764,584	66,626,584
Retained earnings unappropriated	120,865,084	106,500,085
Retained earnings appropriated	10,271,293	10,271,293
Cumulative translation adjustment	11,291,499	9,269,864
Total Stockholders’ Equity	212,209,828	192,685,194
Total Liabilities and Stockholders’ Equity	$235,180,180	$206,721,024

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Expressed in U.S. dollars)
(UNAUDITED)

	Three-Month Period Ended March 31,
	2011	2010

NET REVENUE
Net revenue	$45,378,532	$29,693,418

OPERATING EXPENSES
Cost of net revenue	(20,591,384)	(16,235,499)
Sales, marketing and other operating expenses	(24,012)	(20,698)
Research and development cost	(180,337)	(125,202)
General and administrative expenses	(4,341,291)	(2,256,794)
	(25,137,024)	(18,638,193)

INCOME FROM OPERATIONS	20,241,508	11,055,225

OTHER INCOME (EXPENSE)
Interest expense	(42,216)	(174)
Interest income	76,044	53,761
Sundry income	22,785	21,998
INCOME BEFORE TAXES	20,298,121	11,130,810

INCOME TAXES	(5,933,122)	(3,138,674)
NET INCOME	$14,364,999	$7,992,136

COMPREHENSIVE INCOME:
NET INCOME	$14,364,999	$7,992,136
OTHER COMPREHENSIVE INCOME
- Foreign currency translation adjustments	2,021,635	(19,734)
COMPREHENSIVE INCOME	$16,386,634	$7,972,402

EARNINGS PER SHARE:
BASIC	$0.41	$0.23
DILUTED	$0.40	$0.23

WEIGHTED AVERAGE NUMBER OF SHARES:

BASIC	34,735,912	34,561,233
DILUTED	35,590,982	34,762,991

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in U.S. dollars)
(UNAUDITED)

	Three-Month Period Ended March 31,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$14,364,999	$7,992,136
Adjustments to reconcile net income to net cash provided by operating activities:
Interest on capital lease obligation	41,715	-
Amortization of prepaid land leases	29,842	22,057
Depreciation and amortization	3,348,519	2,377,621
Stock-based compensation expense	3,138,000	1,188,966
Deferred tax asset	7,888	(1,609)
Changes in assets and liabilities:
Accounts receivable	(5,750,002)	772,311
Inventories	898,399	53,304
Prepayment and deposit	787,313	4,129
Accounts payable and accrued expenses	2,502,453	251,535
Taxes payable	2,372,754	(312,408)
Net cash provided by operating activities	21,741,880	12,348,042

CASH FLOWS USED IN INVESTING ACTIVITIES
Additions of prepaid land leases	(24,760)	(23,912)
Purchase of property, plant and equipment	(3,038,000)	(4,399,500)
Net cash used in investing activities	(3,062,760)	(4,423,412)

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES
Proceeds from exercising stock options	-	18,000
Proceeds from private placement	-	2,192,919
Net cash provided by financing activities	-	2,210,919

EFFECTS OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	771,565	(101,043)
NET INCREASE IN CASH AND CASH EQUIVALENTS	19,450,685	10,034,506
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	68,494,480	45,536,735
CASH AND CASH EQUIVALENTS - END OF PERIOD	$87,945,165	$55,571,241

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